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Exhibit 99.1

Selected Financial Data

        The financial information included in the following table has been derived from the audited consolidated financial statements for the periods indicated. This information should be read together with our audited financial statements and Management's Discussion and Analysis of the Financial Condition and Results of Operations included in Exhibit 99.2, as well as Management's Discussion and Analysis of the Financial Condition and Results of Operations included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004.

	Years Ended December 31,
	2003	2002	2001	2000	1999
	(In thousands, except per share amounts)
Statement of Income Data:
Rental revenues:
Rental income	$367,040	$294,203	$222,560	$225,794	$230,655
Percentage rents	6,968	6,300	4,841	5,006	3,507
Expense reimbursements	99,532	80,497	59,062	52,073	50,448

Total rental revenues	473,540	381,000	286,463	282,873	284,610

Expenses:
Operating costs	89,721	65,168	45,858	42,813	42,572
Real estate and other taxes	59,311	45,755	32,514	33,289	30,249
Depreciation and amortization	76,552	63,514	49,724	47,434	46,600
Impairment of real estate	3,536	70,616	13,107	3,620	—
Provision for doubtful accounts	7,723	9,095	5,206	4,232	4,297
Severance costs	—	—	896	4,945	8,497
General and administrative	19,816	17,872	10,306	7,469	6,624

Total expenses	256,659	272,020	157,611	143,802	138,839

Income before real estate sales, minority interest and other income and expenses	216,881	108,980	128,852	139,071	145,771
Other income and expenses:
Interest, dividend and other income	9,418	11,015	14,421	30,426	25,805
Equity participation in ERT	—	—	(4,313)	(17,867)	(3,169)
Equity in income of unconsolidated ventures	3,438	5,245	985	—	—
Interest expense	(101,629)	(93,259)	(78,226)	(86,359)	(76,549)
Foreign currency (loss) gain	—	(13)	(560)	(437)	674
Gain on sale of real estate	—	202	1,610	9,200	7,956
Minority interest in income of consolidated partnership	(1,554)	(642)	(848)	(952)	(1,299)

Income from continuing operations	126,554	31,528	61,921	73,082	99,189

Discontinued operations:
Results of discontinued operations	5,402	26,642	41,741	49,999	50,324
Gain on sale of discontinued operations	4,018	100,837	1,500	—	—
Impairment of real estate held for sale	(6,953)	(36,945)	—	—	—

Income from discontinued operations	2,467	90,534	43,241	49,999	50,324

Net income	$129,021	$122,062	$105,162	$123,081	$149,513

Net income available to common stock – basic	$107,221	$108,036	$82,523	$100,446	$126,736

Net income available to common stock – diluted	$108,776	$108,678	$83,371	$101,398	$128,035

Basic earnings per common share:
Earnings per share – continuing operations	$1.08	$0.19	$0.45	$0.58	$0.86
Earnings per share – discontinued operations	0.02	0.95	0.50	0.57	0.57

Basic earnings per common share	$1.10	$1.14	$0.95	$1.15	$1.43

Diluted earnings per common share:
Earnings per share — continuing operations	$1.06	$0.19	$0.45	$0.58	$0.86
Earnings per share — discontinued operations	0.02	0.94	0.49	0.56	0.56

Diluted earnings per common share	$1.08	$1.13	$0.94	$1.14	$1.42

Average shares outstanding — basic	97,318	95,119	87,241	87,608	88,662
Average shares outstanding — diluted	100,269	96,552	88,799	88,951	90,440
Other Data:
Distributions per common share	$1.650	$1.650	$1.650	$1.650	$1.625

Balance Sheet Data as of the End of Each Period:
Net real estate	$3,294,042	$3,269,476	$2,413,891	$2,233,993	$2,318,072
Total assets	3,554,645	3,515,279	2,622,866	2,894,431	2,953,141
Long term debt, net(1)	1,747,442	1,713,476	949,684	1,185,545	1,193,100
Total liabilities	1,930,637	1,902,996	1,107,361	1,314,912	1,316,522
Minority interest in consolidated partnership	37,865	39,434	22,267	23,909	25,100
Total stockholders' equity	1,586,143	1,572,849	1,493,238	1,555,610	1,611,519

(1)
Long-term debt includes mortgage loans, notes payable, net (including notes payable, other) and credit facilities.

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  Exhibit 99.1